News Release
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Sitrick and Company Inc.
Los Angeles/New York

                                              Contact: Sandra Sternberg
                                                       Ann Julsen
                                                       Brenda Adrian
                                                       Sitrick and Company
                                                       310-788-2850

For Immediate Release
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    Alliance Entertainment Plan of Reorganization Confirmed; Company Set to
     Successfully Emerge from Chapter 11; Reports Operating Results for June


     Coral Springs, Fla. -- July 31, 1998 -- Alliance  Entertainment Corp. (OTC:
AETTQ), the nation's largest wholesaler of prerecorded music and related products, announced today that the U.S. Bankruptcy Court for the Southern District of New York has confirmed the Company's Third Amended Joint Plan of Reorganization. The Court's confirmation of Alliance's plan clears the way for the Company's emergence from its voluntary Chapter 11 proceeding early in August.

     "As the new, reorganized Alliance moves forward with a strengthened balance sheet, reduced debt, interest and operating costs, the Company can now focus on the music distribution business and opportunities for growth through emerging distribution channels with significant emphasis on the Internet," said Eric Weisman, Alliance's president and chief executive officer.

     "In just 12 months," Mr. Weisman continued, "Alliance has successfully restructured not only its balance sheet, but streamlined and improved its overall business, returning to its core markets and renewing its core strengths.

     "The Company exited areas of the business that no longer fit its strategic plan, consolidated operations and procedures, and increased operational efficiencies; and throughout this difficult period, we had the loyalty and cooperation of our employees, our customers and our vendors. That has made all the difference. We are gratified by the outcome of our restructing," Mr. Weisman said, "but we also recognize the hardship that many experienced as a consequence, and we are truly appreciative of their continued support. I want to recognize, in particular, Al Teller, who worked closely with me to develop the business plan that served as the foundation of the Company's plan of reorganization and which, ultimately enabled Alliance to successfully emerge as a viable competitor and a dominant force in the one-stop, budget and special products music distribution business.

     "I am confident that the hard times are now behind us and that the Company will continue to grow stronger and more profitable in the months and years ahead."

     Under the terms of the Plan, the newly reorganized Alliance Entertainment will become a private company majority owned by a syndicate of banks. Holders of secured bank claims under the Company's pre-petition credit facilities are expected to receive approximately 86% of the shares in the new reorganized company. Holders of general, allowed unsecured claims, including trade claims and Senior Subordinated Notes will receive approximately 6.5% of the equity of the reorganized Company through warrants and shares of common stock, along with certain litigation rights. The remainder of the equity in the newly reorganized Alliance Entertainment is reserved for management. The Company's existing common stock will be canceled upon the effective date of the Plan and shareholders in the old Alliance Entertainment will receive no distribution, either in cash or common stock of the new Company.

     At the same time Alliance Entertainment Corp. announced that it has filed its monthly operating report, in which it reported a consolidated net loss of $3.4 million on net sales of $22.7 million. The loss includes $2.4 million in interest and reorganization expenses. The June results compare favorably with a consolidated net loss of $7.2 million on net sales of $22.9 million reported in May.

     Alliance Entertainment Corp. is the largest wholesaler of prerecorded music and related products. The Company currently employs approximately 700 people in the United States and Canada. It maintains headquarters in Coral Springs, Fla. Alliance Entertainment Corp. and certain of its subsidiaries filed to reorganize under Chapter 11 on July 14, 1997.

     Forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These
forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "expects," "anticipates," or words of similar import. Similarly, statements that describe the Company's future plans, objectives, estimates or goals are forward-looking statements. There are certain important factors that could cause results to differ materially from those anticipated by forward-looking statements made herein. Investors are cautioned that all forward-looking statements involve risks and uncertainty.

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